AMENDED AND RESTATED ARTICLES OF INCORPORATION OF OPTIMUMBANK HOLDINGS, INC.

Pursuant to Sections 607.1002, 607.1006, and 607.1007, *Florida Statutes*, OptimumBank Holdings, Inc. has adopted these Amended and Restated Articles of Incorporation. The amendments contained in these Amended and Restated Articles of Incorporation did not require approval of the shareholders and were approved only by the Board of Directors on January 7, 2025.

ARTICLE I

The name of the corporation shall be OptimumBank Holdings, Inc.

ARTICLE II

The purpose for which the corporation is organized is to become a bank holding company and to conduct any and all business which lawfully may be conducted by corporations under the laws of the State of Florida as now existing or as hereafter amended or modified.

ARTICLE III

(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 36,000,000 shares, of which 30,000,000 shares shall be common stock, par value $.01 per share ("Common Stock"), and of which 6,000,000 shares shall be preferred stock, no par value ("Preferred Stock")

(b) The Board of Directors of the corporation is hereby granted the authority, subject to the provisions of this Article III and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.

(c) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

(vii) Any other relative rights, preferences, and limitations of that series.

(d) The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Corporation to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Corporation shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock shall be entitled to shares ratably in all the remaining assets of the Corporation.

The undersigned duly authorized officer of OptimumBank Holdings, Inc. executed these Amended and Restated Articles of Incorporation on January 7, 2025.

OPTIMUMBANK HOLDINGS, INC.

/s/ Moishe Gubin
Moishe Gubin
Chairman of the Board of Directors

Attachments:

Certificate of Designation of Series B Preferred Stock
Certificate of Designation of Series C Preferred Stock

2022 DEC 28 AM 10:51

OPTIMUMBANK HOLDINGS, INC.

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION

FIFTH AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK

Pursuant to Section 607.0602 of the Florida Business Corporation Act (the "**Act**"), **OPTIMUMBANK HOLDINGS, INC.**, a Florida corporation (the "**Corporation**"), hereby certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "**Board of Directors**") by the Articles of Incorporation of the Corporation (as further amended from time to time (the "**Articles of Incorporation**"), and in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the "**FBCA**"), the Board of Directors duly adopted the following resolutions:

WHEREAS, the Articles of Incorporation of the Corporation (the "**Articles of Incorporation**") authorizes the issuance of up to 6,000,000 shares of preferred stock, no par value, of the Corporation ("**Preferred Stock**") in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "**Board**"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, pursuant to the authority granted to the Board under the Articles of Incorporation and the FBCA, the Board previously established a series of Preferred Stock designated as "Series B Convertible Preferred Stock" (the "**Series B Preferred Stock**") pursuant to a Certificate of Designation (the "**Original Certificate of Designation**") filed by the Company with the State of Florida Secretary of State on June 23, 2020;

WHEREAS, pursuant to the authority granted to the Board under the Articles of Incorporation and the FBCA, the Board has previously amended and restated the Original Certificate of Designation in order to increase the number of shares of Series B Preferred Stock that the Company is authorized to issue from 100 shares to 1,020 shares, pursuant to (i) an Amended and Restated Certificate of Designation (the "**Amended and Restated Certificate of Designation**") filed by the Company with the State of Florida Secretary of State on September 29, 2020, (ii) a Second Amended and Restated Certificate of Designation (the "**Second Amended and Restated Certificate of Designation**") filed by the Company with the State of Florida Secretary of State on December 28, 2020, (iii) a Third Amended and Restated Certificate of Designation filed by the Company with the State of Florida Secretary of State on June 25, 2021 (the "**Third Amended and Restated Certificate of Designation**"); and (iv) a Fourth Amended and Restated Certificate of Designation filed by the Company with the State of Florida Secretary of State on April 1, 2022 (the "**Fourth Amended and Restated Certificate of Designation**").

WHEREAS, the Board has determined that it is in the best interest of the Company: (i) to increase the number of shares of Series B Preferred Stock that the Company is authorized to issue from 1,020 shares to 1,5200 shares, and (ii)to designate the additional 500 of the shares of Series B Preferred Stock as "Series B-3 Preferred Stock", which shares shall have substantially the same rights, preferences, powers, restrictions and limitations, except that the initial Conversion Price of the of the Series B-3 Preferred Stock shall be $4.50 per share;

WHEREAS, the holders of all of the shares of each series of the Series B Preferred Stock outstanding immediately prior the filing of this Certificate of Designation with the State of Florida Department of State have approved this Certificate of Designation and the amendments set forth herein;

NOW, THEREFORE, it is hereby:

RESOLVED, that the Board hereby approves amendments to the Fourth Amended and Restated Certificate of Designation: (i) to increase the number of shares of Series B Preferred Stock that the Company is authorized to issue from 1,020 shares to 1,520 shares, and (ii) to designate the additional 500 of the shares of Series B Preferred Stock as "Series B-3 Preferred Stock", with the rights, preferences, powers, restrictions and limitations set forth in this Certificate of Designation;;

FURTHER RESOLVED, the Fourth Amended and Restated Certificate of Designation is hereby amended and restated in its entirety as follows:

1. Designation.

1.1 There shall be a series of Preferred Stock that shall be designated as "Series B Convertible Preferred Stock" (the "**Series B Preferred Stock**"), and the total number of Shares constituting such series shall be one thousand five hundred and twenty (1,520). The rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock shall be as set forth in this Certificate of Designation.

1.2 The Series B Preferred Stock shall be divided into "**Series B-1 Preferred Stock**", "**Series B-2 Preferred Stock**" and "**Series B-3 Preferred Stock**". The Corporation shall be authorized to issue 760 Shares of Series B-1 Preferred Stock, 260 shares of Series B-2 Preferred Stock and S500 Shares of Series B-3 Preferred Stock. The rights, preferences, powers, restrictions, and limitations of the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Stock shall be set forth in this Certificate of Designation.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"**Articles of Incorporation**" has the meaning set forth in the Recitals.

"**Board**" has the meaning set forth in the Recitals.

"**Certificate of Designation**" means this Fourth Amended and Restated Certificate of Designation.

"**Common Stock**" means the common stock, par value $0.01 per share, of the Corporation.

"**Convertible Securities**" means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

"**Corporation**" has the meaning set forth in the Preamble.

"**Conversion Price**" means the Series B-1 Conversion Price, the Series B-2 Conversion Price or the Series B-3 Conversion Price, as applicable.

"**Conversion Shares**" means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 7.

"**Date of Issuance**" means, for any Share of Series B Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

"**Holder**" means a Person that holds Shares of Series B Preferred Stock.

"**Junior Securities**" means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series B Preferred Stock.

"**Liquidation**" has the meaning set forth in Section 5.1.

"**Options**" means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

"**Preferred Stock**" has the meaning set forth in the Recitals.

"**Series B Original Issue Price**" means, with respect to any Share on any given date, $25,000 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series B Preferred Stock).

"**Series B Preferred Stock**" has the meaning set forth in Section 1, consisting of the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, and the Series B-3 Preferred Stock.

"**Series B-1 Conversion Price**" has the meaning set forth in Section 7.1.

"**Series B-1 Preferred Stock**" has the meaning set forth in Section 1.1.

"**Series B-2 Conversion Price**" has the meaning set forth in Section 7.1.

"**Series B-2 Preferred Stock**" has the meaning set forth in Section 1.1.

"**Series B-3 Conversion Price**" has the meaning set forth in Section 7.1.

"**Series B-3 Preferred Stock**" has the meaning set forth in Section 1.1.

"**Share**" means any share of Series B Preferred Stock, including any share of Series B-1, Series B-2 Preferred Stock, and Series B-3 Preferred Stock.

"**Subsidiary**" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

"**Supermajority Interest**" has the meaning set forth in Section 6.1(a)(1).

3. Rank. Except as otherwise expressly set forth in this Certificate of Designation, all Shares of the Series B Preferred Stock shall rank senior to all Junior Securities, with respect to payment or distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

4. Dividends.

4.1 Participating Dividends. Except as otherwise provided in Section 5.1, if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, but excluding any dividend or distribution payable on the Common Stock in shares of Common Stock, the Corporation shall simultaneously declare and pay a dividend on the Series B Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares of Series B Preferred Stock had been converted pursuant to Section 7 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

5. Liquidation.

5.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), each Holder of Shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount per Share equal to the greater of (i) the Series B Original Issue Price, or (ii) such amount per Share as would have been payable to such Holder had all Shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 7 immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the "Series B Liquidation Amount").

5.2 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of the Shares of Series B Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the Holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series

B Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.3 Notice.

(a) Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder of Shares of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the Holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of Shares of such material change.

(b) Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; *provided*, that any such period may be shortened upon the written consent of the Holders of all the outstanding Shares.

6. Voting.

6.1 Except as provided below and otherwise provided by law, the Holders of the Series B Preferred Stock will have no voting rights.

(a) Supermajority Voting Rights—Amendments. The affirmative vote or consent of (i) the Holders of at least 66-2/3% of all of the Shares of the Series B-1 Preferred Stock, (ii)the Holders of at least 66-2/3% of all of the Shares of the Series B-2 Preferred Stock, and (iii) the Holders of at least 66-2/3% of all of the Shares of the Series B-3 Preferred Stock, at the time outstanding, voting as separate classes (each, a "Supermajority Interest"), shall be required to amend the provisions of the Articles of Incorporation or this Certificate of Designation or any other certificate amendatory thereof or supplemental thereto (including any certificate of designation or any similar document relating to any series of preferred stock) so as to materially and adversely affect the rights, preferences or privileges of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, or Series B-3 Preferred Stock, as applicable; provided, however, that any increase in the amount of the authorized or issued Series B-1 Preferred Stock, the Series B-2 Preferred Stock, or Series B-3 Preferred Stock, or the authorized Common Stock or Preferred Stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the

Series B-1 Preferred Stock, the Series B-2 Preferred Stock, or Series B-3 Preferred Stock.

(b) Supermajority Voting Rights—Priority. The affirmative vote or consent of a Supermajority Interest of the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, and the Series B-3 Preferred Stock, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the shares of the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon any Liquidation of the Corporation.

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7. Conversion.

7.1 Right to Convert.

(a) Subject to the provisions of this Section 7, including fulfillment of the conditions set forth in Section 7.2, at any time and from time to time on or after the Date of Issuance, the Corporation shall have the right to convert all or any portion of the outstanding Shares of Series B Preferred Stock (including any fraction of a Share) held by the Holders into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Series B Original Issue Price thereof, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial conversion price per Share of Series B-1 Preferred Stock (the "**Series B-1 Conversion Price**") shall be $2.50 per Share, the initial conversion price per Share of Series B-2 Preferred Stock (the "**Series B-2 Conversion Price**") shall be $4.00 per Share, and the initial conversion price per Share of Series B-3 Preferred Stock (the "**Series B-3 Conversion Price**") shall be $4.50 per Share, in each case subject to adjustment as applicable in accordance with Section 7.6 below. In the event that the Corporation elects to convert less than all of the outstanding Shares of Series B Preferred Stock into Common Stock, the number of Shares held by each Holder to be converted shall be determined by the Corporation in its sole discretion, subject to the limitations set forth in Section 7.2.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

7.2 Limitations on Conversion. The right of the Corporation to convert the Shares of the Series B Preferred Stock held by any Holder under this Section 7 shall be subject to the prior fulfillment of the following conditions:

(a) Such conversion shall have been by approved by the holders of a majority of the outstanding Common Stock of the Company; and

(b) Such conversion shall not result in such Holder and any Persons with whom the Holder may be acting in concert, becoming Beneficial Owners of more than 9.9% of the outstanding shares of the Common Stock, unless the issuance of shares of Common Stock to such Holder and any Persons with whom the Holder may be acting in concert, shall have been approved by any and all federal and state banking regulatory authorities whose approval is required for the acquisition of such shares. For purposes of this subsection, the term "Beneficial Owner" shall have the meaning given to such term in SEC Rule 13d-3.

7.3 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Conversion. In order to effectuate a conversion of Shares of Series B Preferred Stock pursuant to Section 7.1, the Corporation shall notify the Holders of the Series B Preferred Stock to be converted at least twenty (20) days prior to the effective date of any conversion, that the Corporation has elected to exercise its right to convert the Shares of the Series B Preferred Stock, the number of Shares held by the Holder that the Corporation has elected to convert and the effective date of the conversion of such Shares (the "Conversion Date"), provided that any such conversion shall be subject to the fulfillment of the conditions set forth in Section 7.2. Upon receipt of such notice, each Holder of Shares of Series B Preferred Stock to be converted shall promptly certify to the Corporation, the number of shares of Common Stock Beneficially Owned by such Holder, and whether the Holder is acting in concert with any other Person in connection with its equity interest in the Corporation. Additionally, upon receipt of such notice, each Holder of Shares of Series B Preferred Stock in certificated form that are to be converted shall surrender such certificate or certificates for such Shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or by his, her or its attorney duly authorized in writing.

(b) As soon as practicable after the Conversion Date and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Corporation shall (a) issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 7.1(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series B Preferred Stock converted. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such

appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(c) All Shares of Series B Preferred Stock converted as provided in this Article 7 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the Holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

7.4 Authorization of Stock. The Corporation shall, prior to the conversion of any Shares of Series B Preferred Stock, take all such actions as may be necessary to assure that the Corporation has sufficient number of authorized but unissued shares of Common Stock to permit the conversion of such Shares of the Series B Preferred Stock. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

7.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the Holder in respect thereof.

7.6 Adjustment to Series B-1 Conversion Price, Series B-2 Conversion Price, Series B-3 Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Series B-1 Conversion Price, the Series B-2 Conversion Price, and the Series B-3 Conversion Price, and the number of Conversion Shares issuable on conversion of the Shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock, and Series B-3 Preferred Stock, shall be subject to adjustment from time to time as provided in this Section 7.6.

(a) Adjustment to Series B-1 Conversion Price, Series B-2 Conversion Price and Series B-3 Conversion Price, and Conversion Shares upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series B-1 Conversion Price, Series B-2 Conversion Price, and Series B-3 Conversion Price, in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, and Series B-3 Preferred Stock, shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Series B-1 Conversion Price, Series B-2 Conversion Price, and Series B-3 Conversion Price in effect immediately prior to such combination shall be proportionately increased

and the number of Conversion Shares issuable upon conversion of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, and Series B-3 Preferred Stock, shall be proportionately decreased. Any adjustment under this Section 7.6(a) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(b) Adjustment to Series B-1 Conversion Price, Series B-2 Conversion Price, and Series B-3 Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation or Merger.

(i) In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or (iii) other similar transaction (other than any such transaction covered by Section 5 or Section 7.6(a)), in each case which entitles the Holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Series B-1 Preferred Stock, Series B-2 Preferred Stock, and Series B-3 Preferred Stock, shall, immediately after such reorganization, reclassification or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such Holder's rights under this Certificate of Designation to insure that the provisions of this Section 7.6(b)(i) shall thereafter be applicable, as nearly as possible, to the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock, in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock. The provisions of this Section 7.6(b)(i) shall similarly apply to successive reorganizations, reclassifications or similar transactions. The Corporation shall not affect any such reorganization, reclassification or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the Holders of Series B Preferred Stock such cash, stock, securities or other assets which, in accordance with the foregoing provisions, such Holders shall be entitled to receive upon conversion of the Series B Preferred Stock.

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FILED

(ii) In the event of any consolidation or merger of the Corporation with or into another Person, in each case which entitles the holders of Common Stock to receive cash, stock, securities or other consideration with respect to or in exchange for Common Stock, each Share of Series B Preferred Stock shall as a result of such consolidation or merger, be converted, without any action on the part of the Holder, into the right to receive the cash, stock, securities or other consideration to which such Share would have been entitled upon such consolidation or merger if the Share had been converted in full immediately prior to the time of such consolidation or merger (without taking into account any limitations or restrictions on the convertibility of such Share, if any).

(iii) Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 7.6(b), each Holder of Shares of Series B Preferred Stock shall have the right to elect to require the Company to pay to the Holder the Series B Original Issue Price, instead of giving effect to the provisions contained in this Section 7.6(b) with respect to such Holder's Series B Preferred Stock.

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(c) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Series B-1 Conversion Price, Series B-2 Conversion Price, and Series B-3 Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each Holder of record of Series B Preferred Stock at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any Holder of Series B Preferred Stock, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to such Holder a certificate of an executive officer certifying the Series B-1 Conversion Price, Series B-2 Conversion Price, and Series B-3 Conversion Price, then in effect and the number of Series B-1 Conversion Shares, Series B-2 Conversion Shares, and Series B-3 Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such Holder upon conversion of the Shares of such Series B Preferred Stock held by such Holder.

(d) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of capital stock of any class or any other

securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, of any consolidation or merger of the Corporation with or into another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each Holder of record of Series B Preferred Stock at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the amount per share and character of such exchange applicable to the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Shares, and the Series B-1 Conversion Shares, the Series B-2 Conversion Shares and the Series B-3 Conversion Shares.

8. Reissuance of Series B Preferred Stock. Any Shares of Series B Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

9. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such Holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10. Preemptive Rights. The Holders of Shares of Series B Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation's capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and any transfer agent for the Series B Preferred Stock may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither

the Corporation nor such transfer agent shall be affected by any notice to the contrary.

12. Other Rights. The Series B Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

13. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and a Supermajority Interest of each of the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Stock, and any such written amendment, modification, or waiver will be binding upon the Corporation and each Holder of Series B Preferred Stock; *provided*, that no such action shall change or waive (a) the definition of Series B Liquidation Amount, (b) the amount of dividends payable on the Series B Preferred Stock pursuant to Section 4, or (c) this Section 13, without the prior written consent of each Holder of outstanding Shares of Series B Preferred Stock.

Effective Date of Amendment. The Amendment shall become effective on the date these Articles of Amendment are filed with the Department of State of the State of Florida.

Board and Shareholder Approval. The Amendment was duly approved by the Board of Directors of the Company at a meeting held on November 29, 2022, and by the written consent of the Holders of all of the outstanding Shares of the Series B Preferred Stock on December 28, 2022. Pursuant to Section 607.0602 of the FBCA, no other shareholder approval was required.

[Signature Page Follows]

2022 DEC 28 AM 10: 51

IN WITNESS WHEREOF, OptimumBank Holdings, Inc. has executed these Articles of Amendment on the 28 day of December, 2022.

OPTIMUMBANK HOLDINGS, INC.

By: ____________________

Its: Chairman

Name: Moishe Gubin

2022 DEC 28 AM 10: 51

CERTIFICATE OF DESIGNATION OF SERIES C PREFERRED STOCK

Pursuant to Section 607.0602 of the Florida Business Corporation Act (the **"Act"**), **OPTIMUMBANK HOLDINGS, INC.**, a Florida corporation (the **"Corporation"**), hereby certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the **"Board of Directors"**) by the Articles of Incorporation of the Corporation as further amended from time to time (the **"Articles of Incorporation"**), and in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the **"FBCA"**), the Board of Directors duly adopted the following resolutions:

WHEREAS, the Articles of Incorporation of the Corporation (the **"Articles of Incorporation"**) authorizes the issuance of up to 6,000,000 shares of preferred stock, no par value of the Corporation (**"Preferred Stock"**) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the **"Board"**), subject to limitations prescribed by law, to provide out of the unissued shares of Preferred Stock for series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, the Board has determined that it is in the best interest of the Company: (i) authorize a Series C Preferred Stock, and (ii) to designate 4,000,000 shares of Series C Preferred Stock;

NOW, THEREFORE, it is hereby:

RESOLVED, that the Board hereby approves an amendment to the Articles of Incorporation to authorize a Series C Preferred Stock and to designate 4,000,000 shares of Series C Preferred Stock, with the rights, preferences, powers, restrictions and limitations set forth in this Certificate of Designation;

FURTHER RESOLVED, the Certificate of Designation states its entirety as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as "Series C Preferred Stock" (the **"Series C Preferred Stock"**) and the total number of Shares constituting such series shall be 4,000,000. The rights, preferences, powers, restrictions, and limitations of the Series C Preferred Stock shall be as set forth in this Certificate of Designation.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"Articles of Incorporation" has the meaning set forth in the Recitals.

"Board" has the meaning set forth in the Recitals.

"Certificate of Designation" means this Fourth Amended and Restated Certificate of Designation.

“Common Stock” means the common stock, par value $0.01 per shares, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Holder” means a Person that holds Shares of Series C Preferred Stock.

“Permissible Transfer” means a transfer by a Holder: (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Series C Preferred Stock; (iii) that is part of an offering that is not a widely distributed public offering of Comon Stock or Series C Preferred Stock but is one in which no one transferee (or group of associated transferees) acquires the right to receive two percent (2%) or more of any class of the voting securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Series C Preferred Stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) to a transferee that controls more than fifty percent (50%) of the voting securities of the Corporation without giving effect to such transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Share” means any share of Series C Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Interest” means the affirmative vote or consent of the Holders of at least two-thirds all of the Shares of the Series C Preferred Stock, at the time outstanding, voting as one class, shall be required to amend the provisions of the this Certificate of Designation or any other certificate amendatory thereof or supplemental thereto (including any certificate of designation or any similar document relating to any series of preferred stock) so as to materially and adversely affect the rights, preferences or privileges of the Series C Preferred Stock, provided however, that any increase in the amount of the authorized or issued Series C Preferred Stock, or the authorized Common Stock or Preferred Stock of the Corporation or the creation and issuance, or any increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Holders of Shares of Series C Preferred Stock.

3. Rank. Except as otherwise expressly set forth in this Certificate of Designation, Shares of the Series C Preferred Stock shall equal to the Common Stock, with respect to payment or distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

4. Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities, or other property, but excluding any dividend or distribution payable on the Common Stock in shares of Common Stock, the Corporation shall simultaneously declare and pay a dividend on the Series C Preferred Stock on a pro rata basis with the Common Stock.

5. Conversion.

(a) Unless the shares of Series C Preferred Stock shall have previously been converted into shares of Common Stock pursuant to Section 5(b), a Holder shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Series C Preferred Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the Holder, together with all Affiliates of the Holder, will not own or control in the aggregate more than nine point nine percent (9.9%) of the Common Stock (or of any class of voting securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of voting securities of the Corporation (which, for the avoidance of doubt, does not include Series C Preferred Stock), provided further that the right to convert under this Section 5(a) shall not be available to a transferee of shares of Series C Preferred Stock with respect to a transfer other than a Permissible Transfer. In any such conversion, each share of Series C Preferred Stock will convert initially into 100 shares of Common Stock, subject to adjustment as provided below.

(b) Each share of Series C Preferred Stock shall automatically convert into one share of Common Stock (the "Conversion Rate"), without any further action by the transferor, transferee, or the Corporation, immediately upon any sale, transfer, assignment or other disposition (including by merger, reorganization, operation of law or otherwise): (i) pursuant to a widespread public distribution of Series C Preferred Stock (including a transfer to an underwriter for the purpose of conducting a widespread public distribution or pursuant to Rule 144 under the Securities Act of 1933, as amended); (ii) if no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Corporation, but only if such transferee is not an "affiliate" (as defined in 17 CFR Section 230.405) of the transferor; or (iii) to a transferee that would control more than 50% of the voting securities of the Corporation without any transfer from the transferor.

(c) The Conversion Rate shall in all events be equitably adjusted if: (i) the Corporation subdivides or splits its outstanding Common Stock, including by way of a dividend or distribution of shares of Common Stock, or a combination of shares of Common Stock; (ii) the Corporation combines its outstanding shares of Common Stock into a lesser number of shares; or (iii) there occurs any merger, consolidation, or other reorganization of the Corporation.

(d) To effect any permitted conversion under Section 5(a) or Section 5(b), the Holder shall surrender the certificate or certificates evidencing such shares of Series C Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such Holder (in the case of a conversion under Section 5(a)) or such Holder's transferee (in the case of a conversion under Section 5(b)) a certificate or certificates for the number of shares of Common Stock into which the Series C Preferred Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the Holder's shares of Series C Preferred Stock, the Corporation shall deliver to such Holder a certificate or certificate(s) representing the number of shares of Series C Preferred Stock that were not converted to Common Stock. All shares of Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(e) Upon the conversion of any shares of Series C Preferred Stock into shares of Common Stock, each such share of Series C Preferred Stock shall be automatically redesignated as a share of Common Stock. Upon the physical surrender to the Corporation (or, to its stock transfer agent, if any) of a certificate representing shares of Series C Preferred Stock converted pursuant hereto, together with a written certification to the effect that such shares are being transferred in accordance herewith (a "Transfer Certification"), the Corporation will (or will cause its transfer agent to) issue and deliver a new certificate, registered as the Holder making the transfer may request, representing the aggregate number of shares of Common Stock issued upon conversion of the shares of Series C Preferred Stock being transferred (provided that, if the transfer agent for the Common Stock is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and the transferee is eligible to receive shares through DTC, the Corporation's transfer agent shall instead credit such number of full Common Stock to such transferee's balance account with DTC through its Deposit/Withdrawal at Custodian system). In the event that less than all of the shares of Series C Preferred Stock represented by a certificate are transferred pursuant hereto, the Corporation shall promptly issue a new certificate registered in the name of the transferor Holder representing such remaining shares of Series C Preferred Stock not subject to such transfer.

(f) The issuance of shares of Common Stock upon conversion of Shares of Series C Preferred Stock pursuant to this Certificate of Designation shall be made without payment of additional consideration by, or other charge, cost, or tax to, the Holder in respect thereof.

6. Voting. The holders of Shares of Series C Preferred Stock shall have no voting rights, except as required by law or as permitted by Section 15. In all matters to be voted on by the holders of Shares of Series C Preferred Stock, such holders will vote as a class and each Share shall entitle its holder to one vote.

7. Reissuance of Series C Preferred Stock. Any shares of Series C Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be

cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

8. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Section and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

9. Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

10. Listing. The Corporation herby covenants and agrees that, if at any time the Common Stock shall be trade don any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Series C Preferred Stock provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Series C Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series C Preferred Stock in accordance with the requirements of such exchange at such time.

11. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (Receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business date if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage paid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any Holder, at such Holder's address as it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this section.

12. Preemptive Rights. The Holders of Shares of Series C Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation's capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

13. Record Holders. To the fullest extend permitted by applicable law, the Corporation and any transfer agent for the Series C Preferred Stock may deem and treat the record Holder of

any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

14. Other Rights. The Series C Preferred Stock shall not have any powers, preferences, privileges, or rights other than as set forth herein or in the Articles of Incorporation or as proved by applicable law.

15. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and a Supermajority Interest of Series C Preferred Stock, and any such written amendment, modification, or waiver will be binding upon the Corporation and each Holder of Series C Preferred Stock.

16. Effective Date of Amendment. The Amendment shall become effective on the date these Articles of Amendment are filed with the Department of State of the State of Florida.

17. Board and Shareholder Approval. The Amendment was duly approved by the Board of Directors of the Company at a special meeting held on March 8, 2024. Shareholder approval is not required.